SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 18,  2006

Commission File Number: 000-50282

Cirracor, Inc.
(Exact name of registrant as specified in its charter)

Nevada (State or other jurisdiction of incorporation or organization)	33-0986282 (I.R.S. Employer Identification No.)
3375 Toopal Drive, Suite 101, Oceanside, California (Address of principal executive offices)	92054 (Zip Code)
760.277.1505 (Registrant's Telephone Number, Including Area Code)

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

On May 18, 2006 Cirracor, Inc. entered into an Agreement and Plan of Merger (“Merger Agreement”) with Panda Ethanol, Inc. and Grove Panda Investments, LLC. Pursuant to the terms of the Merger Agreement, prior to the effective time of the merger, Cirracor, Inc. is required to effect a reverse stock split whereby each share of Cirracor shall be converted into 0.340885 of a share of Cirracor stock amounting in the aggregate to 1,200,000 shares and all such shares taken together shall represent 4% of the issued and outstanding, stock of the surviving corporation. The merger has been structured so that Panda Ethanol, Inc. will merge into Cirracor, Inc. with Cirracor, Inc. as the surviving corporation. At the effective date of the merger, Cirracor, Inc. will change its name to Panda Ethanol, Inc. Grove Panda Investments, LLC, an owner of 71% of the common stock of Cirracor, Inc., has agreed to pledge 700,000 of its shares of Cirracor, Inc. as collateral for the representations and warranties made by Cirracor, Inc. in the Merger Agreement. The closing of the merger is subject to shareholder approval and certain other conditions including the completion of a financing transaction by Panda Ethanol, Inc., which has been delayed. There can be no assurance that such financing transaction will be completed. Pursuant to the Merger Agreement, the surviving corporation will grant certain piggyback registration rights to Grove Panda Investments, LLC. The merger is subject to termination under certain conditions including if the proxy statement for Cirracor shareholder approval is not cleared by the SEC within 90 days following the later of (A) the delivery of audited financial information by Panda Ethanol, Inc. to Cirracor for use in Cirracor's proxy statement and (B) the delivery by Panda Ethanol, Inc. of other information reasonably necessary for such proxy statement, or if the merger is not consummated within 30 days thereafter.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS

(d) Exhibits

Exhibit 2. Agreement and Plan of Merger, May 18, 2006. The schedules and exhibits have been omitted from this filing. An exhibit of the schedules and exhibits is contained in the Merger Agreement, and the schedules and exhibits are available to the Securities and Exchange Commission upon request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Cirracor, Inc.

Date: May 22, 2006	By:	/s/ Reed Fisher
Reed Fisher President and Chief Executive Officer

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